Exhibit 99.1

FOR IMMEDIATE RELEASE: November 6, 2014, 4:02 p.m. (EST)

Press Contact:

Financial Engines

David Weiskopf, 408-498-6555

dweiskopf@financialengines.com

Financial Engines Announces CEO Succession

Lawrence M. Raffone to Succeed Jeffrey N. Maggioncalda, Effective January 1, 2015

Sunnyvale, Calif. (November 6, 2014) – Financial Engines (NASDAQ: FNGN), America’s largest independent registered investment advisor1, today announced the appointment of Lawrence M. Raffone, age 51, as chief executive officer, effective January 1, 2015. Raffone, who currently serves as Financial Engines’ president, will succeed Jeffrey N. Maggioncalda, age 45, who has served in the role since the company’s founding in 1996. Maggioncalda will also step down from the Board of Directors on December 31, 2014, but will continue to serve as an advisor to the company under Raffone’s direction during 2015. Raffone will join the Board of Directors on January 1, 2015.

“On behalf of the Board of Directors, I would like to congratulate Larry on this appointment and thank Jeff for his extraordinary contributions building Financial Engines for the past 18 years. Jeff’s intellect, dedication and passionate leadership has made Financial Engines what it is today – the market leader in providing retirement help for life for millions of American workers,” said Paul Koontz, chairman, Financial Engines Board of Directors. “Larry is an accomplished executive with proven strategic and operational expertise and has been the architect of our distribution strategy that has led to our impressive growth. He has always been a visionary and has revolutionized an industry with our technology and services. As president, Larry has proven that he is the right person to lead Financial Engines into the future.”

[1]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).

“It was a rare opportunity to work with one of my heroes, Bill Sharpe, to build a company that has helped change the lives of millions of people,” said Jeff Maggioncalda, chief executive officer of Financial Engines. “What we have accomplished in the past 18 years – becoming America’s largest independent registered investment advisor managing over $100 billion in assets – is beyond what I expected, and I am extremely proud of the genius in our products, the number of people we have helped, and the extraordinary, diverse team at Financial Engines who has made that happen. After 18 years at Financial Engines, and seeing Larry lead as president for the past 2 years, I have complete confidence that the company is poised for the next stage of growth.”

“It is a privilege to succeed Jeff as CEO of Financial Engines,” said Larry Raffone, president of Financial Engines. “I strongly believe in our purpose to provide our customers with the retirement help they deserve and as CEO will see that we continue to fulfill it for many years to come. Jeff’s vision and energy have helped Financial Engines become the market leader in retirement help, providing real benefits to millions of Americans. I’m 100% confident that we will continue to succeed because we have the best people, the right leaders and a bold strategy for growth in place. We will continue to expand our service offerings to help more people and create value for our stockholders. We are committed to customers, employees and shareholders, all of whom are critical to the long-term success of Financial Engines.”

Raffone was appointed president of Financial Engines in 2012. He joined Financial Engines in 2001 as executive vice president, distribution and institutional services. Prior to joining Financial Engines, Raffone served as the executive vice president of Fidelity Investments’ Institutional Brokerage Group, a division of Fidelity Investments, from January 1988 to January 2001. He received a master’s in business administration from Babson College and a bachelor’s degree in marketing from Bryant University.

The Company will provide Q3 financial results during its upcoming earnings announcement on November 6, 2014.

About Financial Engines: (NASDAQ: FNGN)

Financial Engines is the America’s largest independent investment advisor[1]. We help people make the most of their retirement assets by providing professional investment management and advice.

Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe. Today, we offer retirement help to more than nine million employees across 580+ companies nationwide (including more than 140 of the Fortune 500). Our investment methodology, combined with powerful online services, dedicated advisor center and personal attention allow us to help more Americans get on the path to a secure retirement.

For more information, visit www.financialengines.com.

Advisory and sub- advisory services provided by Financial Engines Advisors, L.L.C., a federally registered investment advisor and wholly-owned subsidiary of Financial Engines, Inc. Financial Engines does not guarantee future results.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding our growth and growth opportunities; future success; strategy; trends impacting our business; our competitive position; anticipated benefits, success and impact of our services; anticipated future expansion of our products and services; long-term objectives; and use of professional investment and financial planning help. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially, including risks, uncertainties and other factors contained in our Form 10-K for the year ended December 31, 2013, as filed with the SEC, and in other reports we file with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or November 6, 2014 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

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